Exhibit 99.1

AMERITEK VENTURES Enters Into Agreement to Acquire Proprietary Optical Fiber Preform Manufacturing Technologies

LAS VEGAS, NV -- (Marketwired) -- 08/30/17 -- AMERITEK VENTURES (the "Company") (OTC PINK: ATVK) is pleased to announce that it has entered into an Asset Purchase Agreement with its Chairman and CEO, Clinton L. Stokes. The Agreement will provide the Company with Intellectual Property that will expedite its corporate manufacturing initiatives by streamlining the sophisticated design work required to fabricate its new optical fiber preform manufacturing equipment. This equipment will be integrated into a production line that will create 5 million kilometers per year of optical fiber preforms. Ultimately the Company has a goal of producing 20 million kilometers per year of optical fiber preforms at its Roanoke, Virginia facility.

ABOUT AMERITEK VENTURES

AMERITEK VENTURES (OTC PINK: ATVK) is a manufacturer of proprietary machinery that is used to produce optical fiber preforms. These preforms are then used to produce commercial grade optical fiber. Once produced, this optical fiber is fabricated into fiber optic cable which serves as the backbone of the multi-billion dollar telecommunication industry.

The market demand for preforms and optical fiber has experienced rapid growth in the wireless, cable television, Internet and high-speed data transmission industries. The Company's equipment, processes and managed system deployments will provide the market with the highest quality preforms used to manufacture fiber optic cable and will support significant growth worldwide.

Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.

Investor Contact AMERITEK VENTURES
info@ameritekventures.com

Source: AMERITEK VENTURES